                                  EXHIBIT 99.1

                        TB WOOD'S ANALYST CONFERENCE CALL
                        1-NOVEMBER-2004, 11:00 AM EASTERN
                                 CALL TRANSCRIPT


OPERATOR:
     Good afternoon and welcome to this conference call being hosted by TB Wood's Corporation relative to its third quarter earnings results. Today's conference is being recorded. For opening remarks and introductions, I will turn the call over to Mr. Bill Fejes. Please go ahead sir.

BILL FEJES:
     Thank you. Good morning and welcome to TB Wood's third quarter conference call. My name is Bill Fejes. I am the President and CEO of Wood's.

     Joining me today is Joe Horvath, Vice President of Finance and CFO of Wood's, who will be discussing the company's third quarter financial performance and taking your questions with me at the conclusion of our comments.

     Before I begin, I need to remind you that statements which are forward-looking within the meaning of the applicable security laws or implied projections of future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the company's documents filed with the SEC.

     During the prior second quarter conference call, we reported year-over-year sales increases and I'm pleased to report this trend continued into the third quarter. Sales for the third quarter 2004 were up 9.4% over third quarter 2003. For the first nine months of 2004, sales were up over 8% year-over-year with double digit growth in our mechanical business. This growth occurred even with the continued inventory reduction at some of our major distribution partners. Economic indicators and industry performance continue to be positive and we are optimistic that the current demand levels will sustain through the remainder of 2004.

     Moving from sales to earnings, our third quarter earnings were a loss of $1.3M or 26 cents per share. This compared with earnings of $56,000 or 1 cent per share in the third quarter of 2003. For the first nine months of 2004, we had a loss of $1.1M or 22 cents per share, this compared to earnings of $619,000 or 12 cents per share for the first nine months of 2003.

     Third quarter 2004 earnings were unfavorably impacted by $1.4M or 27 cents per share due to expenses and productivity losses related to the consolidation of the Trenton facility and changes to our electronics business. In 2005, we expect the investments in the Trenton consolidation and the changes to the electronics business to produce substantial earnings improvement over 2004.

     As a result of the Company's performance in the third quarter, the Company will not declare a third quarter dividend. The Company expects to resume payment of the dividends once the Company's performance improves.

     Summarizing, we see a stable demand for the balance of 2004 based upon positive macro-economic signs and distributor inventories reaching levels consistent with market demand. We also see improving operating results, profit resulting from the investments we made in consolidating our Trenton facility and changing our electronics business.

     I would like now to turn the session over to Joe Horvath who will provide a little more financial detail on our results.

JOE HORVATH:
     Thanks Bill. For the third quarter, year over year consolidated revenues grew by 9.4% due to increased volume which is approximately 4.6 points, price increases 3.3 points, and favorable currency translations is approximately 1.5 points. In the third quarter, mechanical business sales grew nearly $2.5M, or 18.7% over the prior year's third quarter. Increased volume accounted for approximately 14 points of this gain while the remaining growth was primarily due to higher product pricing. On the other hand, electronic business sales declined approximately $300K, or 2.9 %. This was caused by volume declines of nearly $750K or 7.6 points offset by approximately $200K of higher pricing and almost $300K of favorable currency translations.

     Year to date consolidated sales through the third quarter rose 8.6% versus 2003 again even though as Bill mentioned some large distributor distribution customers continue to draw down inventory as they seek to aggressively improve their inventory turns. YTD revenue increases are attributable to $2.5M of increased volume or 3.5 points, $2.1M of price increases which is 3.0 points, and the remainder principally due to favorable currency translations.

     Third quarter total company gross profit as a percent of net sales decreased to 24.6% from 30.9% in 2003. Major factors affecting margins in the third quarter 2004 compared to a year ago included $750K of non-recurring costs associated with the Trenton plant closure, higher scrap iron and other related raw material costs of approximately $525K, and the unfavorable impact of lower fixed cost absorption estimated at approximately $550K. Finally, there was a provision for obsolescence of $250K. These items were offset in part by nearly $800K of price increases in the quarter. This was a result of a first full quarter of our price increase announced in the first quarter. The Company's mechanical division reported gross profits of $3.4 million or 55% of the consolidated gross profit while the electronics division contributed $2.8 million of roughly 45% of consolidated gross profit. The distribution between the two divisions was fairly comparable to the prior year when mechanical posted $3.9 million of gross profits and the electronic posted $3.3 million. Mechanical margins declined from 29.4% of sales to 22% largely due to the non-recurring Trenton closure costs. Again the higher raw material costs and lower absorption as production began to settle down a little bit as we moved away from our previously stated inventory build in connection with the Trenton closure and shifts of business to other plants. Electronic division profit margins declined from 32.9% in 2003 to 28.8 % in 2004. Decline in electronics margins were due primarily to lower cost absorption and provision for market value declines related to slow moving inventory.

     Year to date consolidated profit margins declined from 31.2% in 2003 to 28.6% in 2004. Mechanical margins decreased from 30.5% to 26.7% again largely because of the higher raw material cost and the non-recurring cost associated with the Trenton plant closure. These declines were offset by gains associated with price increases. While moderating downward slightly in the second quarter, scrap metal prices and other steel-based material costs escalated to new highs in the third quarter as of the end of the third quarter 2004. Also of note in comparing 2004 with 2003 is that 2003 results reflected savings associated with temporary work furloughs and benefit cost reductions which occurred principally in the first quarter of 2003 when production was at a much lower rate than current operating levels.

     Electronics margins declined slightly from 32.3% in 2003 to 31.9% in 2004 year to date. When compared to 2003, this is due primarily to improved product pricing and favorable currency fluctuation. Modest gains from higher product pricing and currency fluctuations were more than offset by the reserves for slow moving inventory.

     Selling, general and administrative expenses increased to $7.4M or 29.2% of sales in the third quarter 2004 compared to $6.8M, or 29.5% of sales in third quarter of 2003. This increase was principally due to approximately $500K of costs recognized in the third quarter relating to restructuring the marketing and sales organizations principally serving the electronic division as well as the administrative manufacturing overhead. In the first nine months of 2004, SG&A expenses increased from $20.3M or 28.7% of sales to $21.8M or 28.3% of sales. In addition to the restructuring costs previously noted, the Company has experienced increased cost directly related to higher volume levels notably freight and shipping costs. Also of note again in the 2003 amounts included of non-recurring savings associated with the termination of a supplemental retirement plan for senior executives and savings related to reduced costs from employees foregoing salaries during March of 2003.

     In summary, operating income, as reported for both the third quarter and year to date was down from the corresponding prior periods again due to the investments in the third quarter to close our Trenton facility and make improvements in our electronics business. Also escalating scrap iron prices and other steel-based material costs increases had an adverse affect on the quarter and some of this was offset by our price increases that were begun to be implemented in the second quarter. Year to date was affected by these items as well as 2003 results benefiting from the non-recurring savings mentioned above.

     Interest expense continues to increase slightly in the third quarter from the prior period caused in part by the recent climb in rates as well as the resulting amortization of the amendment cost occurring in the first quarter of 2004. Income taxes rates remain higher than what the statutory rates expected due to some of the operating losses in not yielding gains.

     As Bill stated earlier, net income in the third quarter 2004 was $1.3M of loss or $0.26 a share compared to $56K or $0.01 of income per share in the third quarter of 2003. For the year-to-date, the net loss is $1.1M or $0.22 per share compared to net income of $619K or $0.12 per share for the comparable period of 2003.

     The Company continues to generate net cash flow from operating activities of $1.1M for the nine months ended October 1, 2004 compared to $3.6M for the same period of fiscal 2003. The reduction stems largely from the operating losses and increased levels of trade receivables and inventory supportive of the expanded to line. Capital expenditures continue to remain flat and we expect that to occur for the foreseeable future. These uses of cash were funded primarily through increases in the revolving line of credit. I would like to turn it over to Bill to begin the questions and answers.

BILL FEJES:
     Okay, thanks Joe. Just in summary before we jump into the Q&A, I would just sort of like to repeat what comments I made in the earnings release regarding the third quarter operating profit which was unfavorably affected by approximately $2 million of expenses and productivity losses related to the September closing of our Trenton operation and charges associated with changes made to our electronics business. These expenses will not be recurring and represent a significant investment by the company to improve our future profitability. We expect the absence of the non-recurring expenses and savings realized from these investments will provide substantially improved operating results as we move into the fourth quarter and into 2005.

     And with that, I would like to open the session to questions at this point.

OPERATOR:
     If you would like to ask a question please press star 1 on your telephone key pad. We have a question from Kevin Berry.

KEVIN BERRY:
     Hi Bill.

BILL FEJES:
     Hi Kevin.

KEVIN:
     Can you give us a sense of what the ongoing savings will be from the investments that you have made to close Trenton, etc.?

BILL FEJES:
     Yeah, I can give you some approximate numbers Kevin for 2005, which is probably the best way to look at it. The savings actually do ramp up from a lower level beginning of 2005 to a higher level. In rough terms average, the Trenton closure will have a positive savings impact of about 1.5 million in operating profit in 2005 and the changes we made in the electronic business have a comparable level of savings next year.

KEVIN BERRY:
     Okay, great thank you.

OPERATOR:
     There are no further questions.

BILL FEJES:
     No other questions.

OPERATOR:
     No sir.

BILL FEJES:
     Okay, I want to thank everybody for joining our call and expressing interest in TB Wood's Corporation and we look forward to having you on our call in the first quarter of next year for our fourth quarter results. Thank you very much.


Note:  This transcript has been edited for purpose of the filing.